Exhibit 99.1

Rent the Runway, Inc. Announces Fourth Quarter and Full Year 2025 Results

Strong Finish to FY25 with Q4 Ending Active Subscribers +20.1% YoY; Revenue up 20% YoY
Highest Quarterly Revenue in Company History at $91.7M

RTR Exits FY25 with Transformed Balance Sheet, Improved Inventory Position, Robust Product Roadmap, and Higher Customer Satisfaction.

Expects Double-Digit Revenue Growth in FY26 Led By Continued Product and Inventory Experience Improvements

NEW YORK, April 14, 2026 - Rent the Runway, Inc. (“Rent the Runway” or "RTR") (NASDAQ: RENT), the company transforming the way women get dressed, today reported financial results for the fiscal quarter and fiscal year 2025 ended January 31, 2026.

Recent Business Highlights

•Drove Significant Growth in Active Subscriber Base: Ended Fiscal Year 2025 with 143,796 active subscribers, representing a 20% year-over-year increase. This growth was supported by making our largest ever inventory investment last year, which served as the primary lever to driving substantial improvements in subscriber loyalty.
•Record levels of Customer Satisfaction: Achieved 39% year-over-year growth in Subscription Net Promoter Score for fiscal year 2025, which has more than tripled since 2022
•Achieved Significant Success in Subscription Add-ons: Q4 2025 add-on revenue grew by 67% year-over-year, increasing from 40% in Q3, 24% in Q2 and 4% in Q1. We’re aiming to expand on this momentum in 2026 to drive higher revenue per subscriber by expanding membership flexibility, giving her more freedom to get the inventory she wants when she wants it and higher cross-sell across our offerings.
•Launched RTR Marketplace Pilot: In March 2026, we began testing a highly curated purchase destination for wardrobe essentials—including shoes, beauty, and basics—to a subset of loyal subscribers with the goal to drive order "attach rates." According to a 2025 Customer Survey, 86% of respondents expressed interest in purchasing complementary items from Rent the Runway.
•Search and Browsing Experience: We’ve recently launched a series of improvements that make it easier for our customers to find styles to rent. We have a new search algorithm that we launched in February 2026 that has performed approximately 10% better in subscription conversion rate; in December 2025, we launched a new AI-driven similar styles recommendation across our product detail pages (PDPs) and introduced Quick Hearting, a new way of browsing that now powers 28% of her new hearts.

•A Continued Shift to Bold Authenticity in our Marketing Strategy: In 2025 we changed the way we market by leading with our community first, and as of April 2026, we have over 1,900 creators across our community programs. In Q4 2025 our total social audience was up 15% year-over-year and CGC (customer generated content) grew over 3x year-over-year, primarily driven by creator-led content on Instagram and TikTok. Our “Muse” content engine surpassed 13 million impressions in Q4 and has since driven 20 million impressions in February and March 2026 alone. In FY26, we are allocating a portion of our paid media marketing budget to continue to further scale these community-led, organic, word-of-mouth channels.
•Investing in AI-Driven Discovery in FY26. We are working to transform the customer experience in 2026 from a traditional e-commerce grid to an AI-powered discovery model. We are focused on building an enhanced discovery platform to allow our customer to better search for inventory by being able to browse in outfit groupings, improve conversational search, and view items in robust PDPs with visual versatility, including seeing the item in motion and in her size. We’re also leaning into Answer Engine Optimization (AEO) and SEO strategies with a goal of ensuring that Rent the Runway is the top destination for discovery online.

Jennifer Hyman, Co-Founder and CEO of Rent the Runway said: "Last year, we made a calculated bet that increasing our inventory investment was the strongest lever to unlock growth. Today, that strategy has paid off, demonstrated by the significant growth in our subscribers in FY25. Having also strengthened our balance sheet through a strategic recapitalization, I believe that we are operating from our strongest financial position in years. As we enter fiscal year 2026, we plan to continue to evolve, revolutionizing the customer experience by leveraging AI technologies and diversifying our revenue through new streams like our online marketplace and B2B services. We are laser-focused on building a durable, multi-faceted platform that defines the future of fashion."

"FY25 was a pivotal year for Rent the Runway with transformational changes in both our balance sheet and customer experience," said Sid Thacker, Chief Financial Officer of Rent the Runway. "We look forward to continuing to delight our customers and to driving sustainable growth in the years ahead."

Fourth Quarter 2025 Key Metrics and Financial Highlights

•Revenue was $91.7 million, a 20.0% increase year-over-year from $76.4 million in the fourth quarter of fiscal year 2024.
•143,796 ending Active Subscribers, representing an increase of 20.1% from 119,778 at the end of the fiscal year 2024.
•146,356 Average Active Subscribers, representing an increase of 16.0% from 126,148 at the end of the fourth quarter of fiscal year 2024.
•183,552 ending Total Subscribers, representing an increase of 11.9% from 164,004 at the end of the fourth quarter of fiscal year 2024.
•Gross Profit was $35.4 million, representing a change of 22.9% from $28.8 million in the fourth quarter of fiscal year 2024. Gross Margin was 38.6%, as compared to 37.7% in the fourth quarter of fiscal year 2024.
•Net Income (Loss) was $(1.4) million, as compared to $(13.4) million in the fourth quarter of fiscal year 2024. Net Income (Loss) as a percentage of revenue was (1.5)%, as compared to (17.5)% in the fourth quarter of fiscal year 2024.

•Adjusted EBITDA was $18.3 million, as compared to $17.4 million in the fourth quarter of fiscal year 2024. Adjusted EBITDA Margin was 20.0%, as compared to 22.8% in the fourth quarter of fiscal year 2024.

Fiscal Year 2025 Key Metrics and Financial Highlights

•Revenue was $329.8 million, a 7.7% increase year-over-year from $306.2 million in fiscal year 2024.
•143,558 Average Active Subscribers representing an increase of 8.3% year-over-year from 132,574 at the end of fiscal year 2024.
•Gross Profit was $107.5 million, representing a change of (7.2)% year-over-year from $115.9 million in fiscal year 2024. Gross Margin was 32.6%, as compared to 37.9% in fiscal year 2024.
•Net Income (Loss) was $22.6 million, as compared to $(69.9) million in fiscal year 2024. Net Income (Loss) as a percentage of revenue was 6.9%, as compared to (22.8)% in fiscal year 2024.1
•Adjusted EBITDA was $24.9 million, as compared to $46.9 million in fiscal year 2024. Adjusted EBITDA Margin was 7.6%, as compared to 15.3% in fiscal year 2024.
•Net cash provided by (used in) operating activities was $3.5 million for fiscal year 2025, as compared to $12.9 million for fiscal year 2024.
•Net cash provided by (used in) operating activities as a percentage of revenue was 1.1% for fiscal year 2025, as compared to 4.2% for fiscal year 2024.
•Net cash used in investing activities was $(49.5) million for fiscal year 2025, as compared to $(20.1) million for fiscal year 2024.
•Net cash used in investing activities as a percentage of revenue was (15.0)% for fiscal year 2025, as compared to (6.6)% for fiscal year 2024.
•As of January 31, 2026, cash and cash equivalents was $50.4 million.

Outlook

For fiscal year 2026, Rent the Runway expects:
•Double-Digit Revenue Growth versus fiscal year 2025, led primarily by continued product and inventory experience improvements.
•Adjusted EBITDA Margin2 of between 4% and 7%
•Rental Product Acquired3 of between $45 million and $50 million versus $74.9 million in fiscal year 2025.

For the fiscal first quarter of 2026, Rent the Runway expects:
•Revenue of between $85 million and $87 million
•Adjusted EBITDA Margin4 of between -5% and -7%

1 Net Income for fiscal year 2025 includes a $96.3M Gain on Debt Restructuring as a result of the recapitalization.
2 Represents a non-GAAP financial measure. As more fully described in the Non-GAAP Financial Measures section of this release, a reconciliation of Adjusted EBITDA Margin for fiscal year 2026 is not available without unreasonable efforts.
3 Purchases of Rental Product as presented on the Consolidated Statement of Cash Flows may vary from Rental Product Acquired due to timing of payments for rental product. Rental Product Acquired reflects the cost of owned rental product received in the period.
4 Represents a non-GAAP financial measure. As more fully described in the Non-GAAP Financial Measures section of this release, a reconciliation of Adjusted EBITDA Margin for the first quarter of fiscal year 2026 is not available without unreasonable efforts.

There are unknowns around the economy, such as fuel surcharges, tariffs, and other macroeconomic developments, which are not incorporated into our expectations and that can materially affect actual results for fiscal year 2026 versus our current expectations.

Please see our fourth quarter 2025 earnings presentation at https://investors.renttherunway.com/ under the “Presentations” section for supplemental guidance.

Earnings Presentation, Conference Call and Webcast

The fourth quarter and fiscal year 2025 Earnings Presentation is now accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Presentations” section.
Rent the Runway will host a conference call and webcast to discuss its fourth quarter and fiscal year 2025 financial results and provide a business update today, April 14, 2026, at 8:30 am ET.

The financial results and live webcast will be accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Events” section. To access the call through a conference line, dial 1-877-407-3982 (in the U.S.) or 1-201-493-6780 (international callers).

A replay of the conference call will be posted shortly after the call and will be available for at least fourteen days. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13759147.

About Rent the Runway, Inc.

Founded in 2009, Rent the Runway is disrupting the trillion-dollar fashion industry and changing the way women get dressed through the Closet in the Cloud. RTR’s mission has remained the same since its founding: powering women to feel their best every day. Through RTR, customers can subscribe, rent items a-la-carte and shop resale from hundreds of designer brands. The Closet in the Cloud offers a wide assortment of millions of items for every occasion, from evening wear and accessories to ready-to-wear, workwear, denim, casual, maternity, outerwear, blouses, knitwear, loungewear, jewelry, handbags, activewear and ski wear. RTR has built a two-sided discovery engine, which connects deeply engaged customers and differentiated brand partners on a powerful platform built around its brand, data, logistics and technology. Under CEO and Co-Founder Jennifer Hyman’s leadership, RTR has been named to CNBC’s “Disruptor 50” five times in ten years, and has been placed on Fast Company’s Most Innovative Companies list four times, while Hyman herself has been named to the “TIME 100: Most Influential People in the World" and as one of People Magazine’s “Women Changing the World."

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, guidance and underlying assumptions for the first fiscal quarter of 2026 and the fiscal year 2026, and statements regarding the anticipated benefits of the recapitalization transactions, the impact of potential product and customer experience improvements, the impact and volume of our new inventory, the success of our AI investments and initiatives, the success of our marketing plans, and our position for sustained growth. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to drive future growth or manage our growth effectively; the highly competitive and rapidly changing nature of the global fashion industry; risks related to the macroeconomic environment, including war in the Middle East and fuel surcharges; changes in global trade policies, tariffs, and other measures that could restrict international trade; our ability to cost-effectively grow our customer base; any failure to attract or retain customers; our ability to accurately forecast customer demand, acquire and manage our offerings effectively and plan for future expenses; risks arising from the restructuring of our operations; our reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; risks related to shipping, logistics and our supply chain; risks related to AI technology; our failure to realize all of the anticipated benefits of the recapitalization transactions, or that those benefits may be short-lived or insufficient for our future needs; failure to manage the transition of our Board of Directors; our failure to comply with the covenants under our credit agreement; our ability to remediate our material weaknesses in our internal control over financial reporting; our ability to comply with laws and regulations applicable to our business; our reliance on the experience and expertise of our senior management and other key personnel; our ability to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with our brand and manufacturing partners; our reliance on third parties to provide payment processing infrastructure underlying our business; our dependence on online sources to attract consumers and promote our business which may be affected by third-party interference or cause our customer acquisition costs to rise; failure by us, our brand partners, or third party manufacturers to comply with our vendor code of conduct or other laws; risks related to our debt; our noncompliance with Nasdaq Marketplace Rule 5606(c)(2)(A), which requires listed companies to have at least three audit committee members; and risks related to our Class A capital stock and ownership structure.

Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the expectations is included in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2025, as will be updated in our Annual Report on Form 10-K for the year ended January 31, 2026. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Key Business and Financial Metrics

Active Subscribers is defined as the number of subscribers with an active membership as of the last day of any given period and excludes paused subscribers. Total Subscribers represents the number of subscribers with an active or paused membership as of the last day of the period and excludes subscribers who had an active or paused subscription during the period, but ended their subscription prior to the last day of the fiscal period.

Average Active Subscribers is defined as the mean of the beginning of quarter and end of quarter Active Subscribers for a quarterly period; and for other periods, represents the mean of the Average Active Subscribers of every quarter within that period.

Gross Profit is defined as total revenue less costs related to activities to fulfill customer orders and rental product acquisition costs, presented as fulfillment and rental product depreciation and revenue share, respectively, on the consolidated statement of operations. We depreciate owned apparel assets over three years and owned accessory assets over two years, net of 20% and 30% salvage values, respectively, and recognize the depreciation on a straight-line basis and remaining cost of items when sold or retired on our consolidated statement of operations. Rental product depreciation expense is time-based and reflects all rental product items we own. We use Gross Profit and Gross Profit as a percentage of revenue, or Gross Margin, to measure the continued efficiency of our business after the cost of our products and fulfillment costs are included.

Non-GAAP Financial Measures

This press release and the accompanying tables contain the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, and free cash flow margin. In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA and Adjusted EBITDA margin are useful in evaluating our performance and free cash flow and free cash flow margin are useful in evaluating our performance and liquidity. Adjusted EBITDA is a key performance measure used by management to assess our operating performance and the operating leverage of our business prior to capital expenditures. These non-GAAP financial metrics are not meant to be considered as indicators of our financial performance in isolation from or as a substitute for our financial information prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. There are limitations to the use of the non-GAAP financial metrics presented in this press release. For example, our non-GAAP financial metrics may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial metrics differently than we do, limiting the usefulness of those measures for comparative purposes.

We define Adjusted EBITDA as net income (loss), adjusted to exclude interest expense, rental product depreciation, other depreciation and amortization, share-based compensation expense, write-off of liquidated assets, non-recurring adjustments, non-ordinary course legal fees, restructuring charges, Gain on Debt Restructuring, income tax (benefit) expense, other income and expense, and other gains / losses. Adjusted EBITDA margin is defined as Adjusted EBITDA calculated as a percentage of total revenue, net for a period.

We define free cash flow as net cash used in operating activities and net cash used in investing activities on a combined basis. Free cash flow margin is defined as free cash flow as a percentage of revenue.

The reconciliation of presented non-GAAP financial metrics to the most directly comparable GAAP financial measure is presented below. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial metrics for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs and non-recurring items. Reconciliations of free cash flow and Adjusted EBITDA margin expectations for fiscal year 2026 and Q1 2026, respectively, to the most directly comparable GAAP measures are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, share-based compensation expense, and non-recurring expenses, which can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.

Investor Contact
Investor Relations
investors@renttherunway.com

Media Contact
Press
press@renttherunway.com

Rent the Runway, Inc.
Consolidated Balance Sheets
(in millions)

	January 31,	January 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$50.4	$77.4
Restricted cash, current	4.5	4.7
Prepaid expenses and other current assets	11.8	11.8
Total current assets	66.7	93.9
Restricted cash	4.2	4.4
Rental product, net	86.0	73.3
Fixed assets, net	24.0	28.3
Intangible assets, net	2.0	2.4
Operating lease right-of-use assets	29.3	32.1
Other assets	8.8	5.6
Total assets	$221.0	$240.0
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$9.9	$6.2
Accrued expenses and other current liabilities	29.1	19.6
Deferred revenue	12.0	10.2
Customer credit and gift card liabilities	6.6	6.7
Operating lease liabilities	5.6	4.7
Total current liabilities	63.2	47.4
Long-term debt, net	156.6	333.7
Operating lease liabilities	35.7	41.0
Other liabilities	1.6	0.4
Total liabilities	257.1	422.5

Stockholders’ equity (deficit)
Class A common stock	—	—
Class B common stock	—	—
Preferred stock	—	—
Additional paid-in capital	1,064.3	940.5
Accumulated deficit	(1,100.4)	(1,123.0)
Total stockholders’ equity (deficit)	(36.1)	(182.5)
Total liabilities and stockholders’ equity (deficit)	$221.0	$240.0

Rent the Runway, Inc.
Consolidated Statements of Operations
(in millions, except share and per share amounts)

	Three Months Ended January 31,		Years Ended January 31,
	2026	2025	2026	2025
Revenue:
Subscription and Reserve rental revenue	$77.8	$64.6	$286.0	$265.5
Other revenue	13.9	11.8	43.8	40.7
Total revenue, net	91.7	76.4	329.8	306.2
Costs and expenses:
Fulfillment	21.6	20.2	88.5	82.8
Technology	9.4	8.7	39.3	35.7
Marketing	4.6	4.3	27.0	28.2
General and administrative	20.8	20.6	88.8	86.8
Rental product depreciation and revenue share	34.7	27.4	133.8	107.5
Other depreciation and amortization	2.1	2.9	9.9	12.5
Restructuring charges	—	—	—	0.2
Total costs and expenses	93.2	84.1	387.3	353.7
Operating loss	(1.5)	(7.7)	(57.5)	(47.5)
Gain on Debt Restructuring	—	—	96.3	—
Interest income / (expense), net	(0.1)	(6.5)	(20.3)	(24.2)
Other income / (expense), net	0.1	1.0	4.2	2.1
Net income (loss) before income tax benefit / (expense)	(1.5)	(13.2)	22.7	(69.6)
Income tax benefit / (expense)	0.1	(0.2)	(0.1)	(0.3)
Net income (loss)	$(1.4)	$(13.4)	$22.6	$(69.9)
Net income (loss) per share attributable to common stockholders, basic	$(0.04)	$(3.27)	$1.89	$(17.62)
Net income (loss) per share attributable to common stockholders, diluted	$(0.04)	$(3.27)	$1.88	$(17.62)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic	33,595,521	4,094,651	11,961,285	3,967,937
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, diluted	33,595,521	4,094,651	11,997,493	3,967,937

Rent the Runway, Inc.
Consolidated Statements of Cash Flow
(in millions)

	Years Ended January 31,
	2026	2025
OPERATING ACTIVITIES
Net income (loss)	$22.6	$(69.9)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Rental product depreciation and write-offs	43.4	46.2
Write-off of rental product sold	16.5	18.4
Other depreciation and amortization	9.9	12.5
Loss from write-off of fixed assets	—	0.3
Proceeds from rental product sold	(28.4)	(28.1)
(Gain) / loss from liquidation of rental product	(0.4)	1.3
Gain on Debt Restructuring	(96.3)	—
Accrual of paid-in-kind interest	22.2	—
Amortization of debt (premium) discount	(3.3)	27.0
Share-based compensation expense	4.2	9.7
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	—	1.1
Operating lease right-of-use assets	2.8	1.8
Other assets	(3.2)	(1.1)
Accounts payable, accrued expenses and other current liabilities	15.3	(2.0)
Deferred revenue and customer credit liabilities	1.7	(1.0)
Operating lease liabilities	(4.4)	(3.0)
Other liabilities	0.9	(0.3)
Net cash (used in) provided by operating activities	3.5	12.9
INVESTING ACTIVITIES
Purchases of rental product	(75.9)	(49.2)
Proceeds from liquidation of rental product	2.6	5.4
Proceeds from sale of rental product	28.4	28.1
Purchases of fixed and intangible assets	(4.6)	(4.4)
Net cash (used in) provided by investing activities	(49.5)	(20.1)
FINANCING ACTIVITIES
Proceeds from issuance of common stock	12.5	—
Proceeds from long-term debt	20.0	—
Debt restructuring costs paid	(11.8)	—
Deferred financing costs paid	(0.4)	—
Deferred equity issuance costs paid	(0.4)	—
Proceeds from short-term financing agreements	1.1	2.0
Other financing payments	(2.4)	(2.3)
Net cash (used in) provided by financing activities	18.6	(0.3)
Net (decrease) increase in cash and cash equivalents and restricted cash	(27.4)	(7.5)
Cash and cash equivalents and restricted cash at beginning of period	86.5	94.0
Cash and cash equivalents and restricted cash at end of period	$59.1	$86.5

Rent the Runway, Inc.
Consolidated Statements of Cash Flow
(in millions)

	Years Ended January 31,
	2026	2025
RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$50.4	$77.4
Restricted cash, current	4.5	4.7
Restricted cash, noncurrent	4.2	4.4
Total cash and cash equivalents and restricted cash	$59.1	$86.5

Supplemental Cash Flow Information:
Cash payments (receipts) for:
Interest paid on loans	$—	$—
Interest paid on financing leases	0.1	0.1
Fixed operating lease payments, net	11.5	10.9
Fixed assets and intangibles received in the prior period	—	0.3
Rental product received in the prior period	2.7	1.4
Non-cash financing and investing activities:
Purchases of fixed assets and intangibles not yet settled	$0.2	$—
Purchases of rental product not yet settled	1.6	2.7
Change in common stock related to debt restructuring	107.6	—

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)

The following table presents a reconciliation of net income (loss) and net income (loss) as a percentage of revenue, the most comparable GAAP financial measures, to Adjusted EBITDA and Adjusted EBITDA Margin, respectively, for the periods presented:

	Three Months Ended January 31,		Years Ended January 31,
	2026	2025	2026	2025
	(in millions)		(in millions)
Net income (loss)	$(1.4)	$(13.4)	$22.6	$(69.9)
Interest (income) / expense, net (1)	0.1	6.5	20.3	24.2
Rental product depreciation	15.3	17.0	59.9	64.6
Other depreciation and amortization (2)	2.1	2.9	9.9	12.5
Share-based compensation (3)	0.4	2.1	4.2	9.7
Write-off of liquidated assets (4)	0.5	2.7	2.3	6.6
Non-recurring adjustments (5)	0.3	—	0.5	0.1
Non-ordinary course legal fees (6)	1.2	0.2	6.0	0.3
Restructuring charges (7)	—	—	—	0.2
Gain on Debt Restructuring (8)	—	—	(96.3)	—
Income tax (benefit) / expense	(0.1)	0.2	0.1	0.3
Other (income) / expense, net (9)	(0.1)	(1.0)	(4.2)	(2.1)
Other (gains) / losses (10)	—	0.2	(0.4)	0.4
Adjusted EBITDA	$18.3	$17.4	$24.9	$46.9
Net Income (Loss) as a percentage of revenue	(1.5)%	(17.5)%	6.9%	(22.8)%
Adjusted EBITDA Margin (11)	20.0%	22.8%	7.6%	15.3%

(1)Includes debt discount amortization of $(2.5) million in the three months ended January 31, 2026, $7.0 million in the three months ended January 31, 2025, $(3.3) million in the year ended January 31, 2026 and $27.0 million in the year ended January 31, 2025.
(2)Reflects non-rental product depreciation and capitalized software amortization.
(3)Reflects the non-cash expense for share-based compensation.
(4)Reflects the write-off of the remaining book value of liquidated rental product that had previously been held for sale.
(5)Non-recurring adjustments for the three months and year ended January 31, 2026 includes $0.3 million and $0.5 million of internal controls related and transaction related costs, respectively, and for the year ended January 31, 2025 includes $0.1 million of costs related to one-time professional fees.
(6)Non-ordinary course legal fees for the three months and year ended January 31, 2026 includes $1.2 million and $6.0 million related to securities lawsuits and non-recurring legal fees including transaction related costs, respectively, and for the year ended January 31, 2025 includes $0.3 million related to a class action lawsuit.
(7)Reflects restructuring charges primarily related to severance and related costs in connection with the January 2024 restructuring plan.
(8)Reflects the gain recognized from the troubled debt restructuring from the recapitalization transactions completed in October 2025.
(9)Includes other (income) / expense recognized in the period.
(10)Includes gains / losses recognized in relation to foreign exchange, operating lease terminations and the related surrender of fixed assets (see “Note 6 - Leases – Lessee Accounting” in the Notes to the Consolidated Financial Statements).
(11)Adjusted EBITDA Margin calculated as Adjusted EBITDA as a percentage of revenue.

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)

The following table presents a reconciliation of net cash (used in) provided by operating activities, the most comparable GAAP financial measure, to Free Cash Flow and Free Cash Flow Margin for the periods presented:

	Years Ended January 31,
	2026	2025
	(in millions)
Net cash (used in) provided by operating activities	$3.5	$12.9
Purchases of rental product	(75.9)	(49.2)
Proceeds from liquidation of rental product	2.6	5.4
Proceeds from sale of rental product	28.4	28.1
Purchases of fixed and intangible assets	(4.6)	(4.4)
Free Cash Flow	$(46.0)	$(7.2)
Free Cash Flow Margin	(13.9)%	(2.4)%